June 26, 2015

Financial Investors Trust
1290 Broadway, Suite 1100
Denver, Colorado  80203

Elessar Funds Investment Trust
1111 Superior Avenue, Suite 1310
Cleveland, Ohio  44114

Ladies and Gentlemen:

You have requested our opinion concerning the U.S. federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as of June 26, 2015 (the “Reorganization Agreement”) entered into by and among Financial Investors Trust, a Delaware statutory trust (the “Acquiring Trust”), on behalf of the Emerald Small Value Cap Fund (the “Acquiring Fund”), Elessar Funds Investment Trust, a Delaware statutory trust (the “Selling Trust”) on behalf of the Elessar Small Cap Value Fund (the “Selling Fund”), and Emerald Mutual Fund Advisers Trust, investment adviser to the Acquiring Fund and to the Selling Fund.  This opinion as to certain U.S. federal income tax consequences of the Reorganization, hereinafter defined, is furnished to you pursuant to Section 8.7 of the Reorganization Agreement, and unless otherwise indicated, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, Selling Fund will transfer all of its assets to Acquiring Fund solely in exchange for (i) the assumption of Selling Fund’s liabilities, and (ii) the issuance by Acquiring Fund to Selling Fund of full and fractional shares of beneficial interest of Acquiring Fund (the “Acquiring Fund Shares”).  After the Effective Time, hereinafter defined, Selling Fund will distribute such Acquiring Fund Shares to the holders of shares of common stock of Selling Fund (“Selling Fund Shares”) in complete liquidation of Selling Fund.  The foregoing steps shall be referred to collectively as the “Reorganization.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

Financial Investors Trust
Elessar Funds Investment Trust
June 26, 2015

In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14 filed by Selling Fund and Acquiring Fund with the Securities and Exchange Commission on April 14, 2015 and as amended June 10, 2015 and June 12, 2015, in connection with the Reorganization (the “Registration Statement”), and such other materials as we have deemed relevant.  In addition, with your consent we have relied upon representations provided to us by Selling Fund and Acquiring Fund in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Our opinion is based, in part, on the assumptions that the Reorganization will occur in accordance with the terms of the Reorganization Agreement and that the facts and representations set forth in the Reorganization Agreement and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”).  In addition, we have assumed that any statement and representation made in the Representation Letters “to the knowledge of” any person or entity, or any similar qualifiers, is and will be true without such qualification.  You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

(1)            The transfer of all the Selling Fund’s assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund followed by the pro rata, by class, distribution by the Selling Fund of all the Acquiring Fund Shares to the Selling Fund Shareholders in complete liquidation of the Selling Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Acquiring Fund and the Selling Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

(2)            No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Selling Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund.

(3)             No gain or loss will be recognized by the Selling Fund upon the transfer of all the Selling Fund’s assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to the Selling Fund Shareholders solely in exchange for such shareholders’ shares of the Selling Fund in complete liquidation of the Selling Fund.

(4)            No gain or loss will be recognized by the Selling Fund Shareholders upon the exchange of their Selling Fund shares solely for Acquiring Fund Shares in the Reorganization.

Financial Investors Trust
Elessar Funds Investment Trust
June 26, 2015

(5)            The aggregate basis of the Acquiring Fund Shares received by each Selling Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Selling Fund shares exchanged therefor by such shareholder.  The holding period of Acquiring Fund Shares received by each Selling Fund Shareholder will include the period during which the Selling Fund shares exchanged therefor were held by such shareholder, provided such Selling Fund shares are held as capital assets at the time of the Reorganization.

(6)            The basis of the Selling Fund’s assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Selling Fund immediately before the Reorganization.  The holding period of the assets of the Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund.

(7)            The consummation of the Reorganization will not terminate the taxable year of the Selling Fund.  The part of the taxable year of the Selling Fund before the Reorganization and part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on (i) the Selling Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes under a mark-to-market system of accounting, or (ii) any Selling Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting. In addition, we express no opinion as to (1) the effect of the Reorganization on (A) the taxable year of any Selling Fund shareholder, or (B) the Selling Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (2) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Selling Fund and the Acquiring Fund, and may not be relied upon or cited by any other person or entity.  Our opinion is as of the date hereof, and we do not undertake to update the opinion or otherwise notify you of changes in the facts, applicable law, or other matters that come to our attention.  We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise.  Although the discussion herein is based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

Financial Investors Trust
Elessar Funds Investment Trust
June 26, 2015

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP